UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2012

Ohr Pharmaceutical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-88480	#90-0577933
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 5th Ave, 28th Floor, New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212)-682-8452

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On June 26, 2012, Ohr Pharmaceutical Inc. (“we” or, the “Company”), notified holders of the Company’s Class H Warrants of an offer to incentivize the exercise of their Warrants (“Offer”). The Offer provided for the Class H Warrant holders to receive 0.6 replacement Warrants for each Class H Warrant exercised, subject to the terms of the offer, and would expire at 4:00 pm on Thursday, June 28, 2012.

On June 28, 2012, the Company had received notices for the exercise of 5,299,002 Class H Warrants at an exercise price of $0.55 per warrant for gross and net proceeds of $2,914,451.10. Pursuant to the terms of the Offer, the Company issued 3,179,410 Class A Warrants to Warrant holders that exercised their Class H Warrants. Such Class A Warrants have an exercise price of $1.20 and shall be exercisable for a period of five years. The Company did not engage a placement agent in the transaction.

The sale of the securities issued upon exercise of the Class H Warrant was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and Regulation D or Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering.  The purchasers of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, with appropriate restrictive legends affixed to the certificates for securities issued in the Offering.  All purchasers of the securities represented and warranted, among other things, that they were accredited investors within the meaning of Regulation D or non-U.S. persons within the meaning of Regulation S, that they had the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of an investment in the Company and had the ability to bear the economic risks of the investment, and that they had adequate access to information about the Company.

Exhibit No.	Description
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10.28	Form of Class A Common Stock Purchase Warrant issued pursuant to the Offer letter dated June 26, 2012

99.1	Press Release Dated June 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2012	OHR PHARMACEUTICAL, INC.

	By:	/s/Dr. Irach Taraporewala
	Name:	Dr. Irach Taraporewala
	Title:	President and CEO